Exhibit 99.1

Release No. 0107-18       FOR IMMEDIATE RELEASE

January 23, 2007

RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES FIRST QUARTER RESULTS

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. today reported a 32 percent increase over the prior year’s quarterly unaudited net income to $59,395,000, or $0.50 per diluted share, for the first quarter ended December 31, 2006. In comparison, the firm earned $45,109,000, or $0.40 per diluted share, for fiscal 2006’s first quarter. Net revenues increased 15 percent to $603,900,000, while gross revenues grew 23 percent to $709,629,000.
“Favorable conditions in the equity markets extended into fiscal 2007, generating robust growth in all domestic market segments in the December quarter. The Private Client Group set the tone as pre-tax income surged 47 percent as commissions and fees experienced healthy increases. Although investment banking revenues attained a new record for the first quarter as a result of vibrant merger and acquisition fee revenues, continuing lackluster fixed income results conjoined with languid equity institutional commissions depressed Capital Markets net income. On the other hand, Raymond James Bank doubled its pre-tax net income and the Asset Management Group attained a 34 percent increase in pre-tax income based on an expanding asset base, which reached $33.9 billion on December 31, 2006,” stated Chairman and CEO Thomas A. James.
“Fueled by growth in Raymond James Bank and increases in cash balances in the broker-dealers, net interest achieved a new record quarterly contribution of $52.5 million. In addition, favorable adjustments in bonus accruals impacted the quarter by about $10 million or $3 million more than last year, but won’t be a contributing factor in the remaining quarters,” he continued.
“While market conditions are still buoyant, lower corporate earnings growth combined with continuing restrictive monetary policy may delimit our ability to maintain our recent rate of profit expansion.”
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Release No. 0107-18       Raymond James Financial, Inc.

The company will conduct its quarterly conference call January 24 at 4:15 p.m. EST. The telephone number is 800-773-5520. The call will also be available on demand on the company’s Web site, raymondjames.com, under “About Our Company,” “Financial Results and SEC Filings.” The subjects to be covered may also include forward-looking information. Questions may be posed to management by participants on the call, and in response the company may disclose additional material information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have more than 4,600 financial advisors serving approximately 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $193 billion, of which $33.9 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2006 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.
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Release No. 0107-18       Raymond James Financial, Inc.

	Raymond James Financial, Inc.
	Unaudited Report
	For the first quarter ended December 31, 2006
	(all data in thousands, expect per-share earnings)

	First Quarter
	2007	2006	% Change

Gross revenues	$ 709,629	$ 575,347	23%
Net revenues	603,900	526,536	15%
Net income	59,395	45,109	32%

Net income per share - diluted	$ 0.50	$ 0.40	25%
Weighted average common and common
equivalent shares outstanding - diluted	117,893	113,636	4%

	Balance Sheet Data

	December	September	June	December
	2006	2006	2006	2005
Total assets	$ 12.3 bil.	$ 11.5 bil.	$ 10.8 bil.	$ 9.1 bil.
Shareholders' equity	$1,529 mil.	$1,464 mil.	$1,444 mil.	$1,316 mil.
Book value per share	$13.28	$12.83	$12.40	$11.41

	Management Data
		Quarter Ended
	December	September	June	December
	2006	2006	2006	2005
Total financial advisors:
United States	4,356	4,446	4,529	4,544
Canada	331	326	323	311

# Lead managed/co-managed: Corporate public offerings in U.S.	27	22	27	27
Corporate public offerings in Canada	2	3	7	14

Financial assets under management	$33.9 bil.	$31.8 bil.	$31.6 bil.	$28.1 bil
				.

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Release No. 0107-18       Raymond James Financial, Inc.

	December	September	June	December
	2006	2006	2006	2005

Client Assets	$ 193 bil.	$ 182 bil.	$ 169 bil.	$ 156 bil.
Client Margin Balances	$1,391 mil.	$1,363 mil.	$1,405 mil.	$1,293 mil.

	Three Months Ended
	December 31,	December 31,
	2006	2005
	(000's)
Revenues:
Private Client Group	$ 449,133	$ 375,745
Capital Markets	117,551	106,604
Asset Management	58,147	46,950
RJBank	50,402	17,854
Emerging Markets	11,797	13,809
Stock Loan/Borrow	15,059	11,616
Other	7,540	2,769
Total	$ 709,629	$ 575,347

Income Before Provision for Income Taxes:
Private Client Group	$ 54,010	$ 36,811
Capital Markets	13,811	14,575
Asset Management	14,755	11,014
RJBank	6,439	3,201
Emerging Markets	936	2,210
Stock Loan/Borrow	196	2,224
Other	3,619	1,300
Pre-tax Income	$ 93,766	$ 71,335

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RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	Dec. 31,	Dec. 31,	%	Sept. 30,	%
	2006	2005	Change	2006	Change
Revenues:
Securities commissions and fees	$400,865	$366,476	9%	$375,425	7%
Investment banking	41,839	29,714	41%	45,953	(9%)
Investment advisory fees	50,136	42,746	17%	46,763	7%
Interest	158,224	88,050	80%	149,449	6%
Net trading profits	6,293	5,857	7%	7,439	(15%)
Financial service fees	29,966	23,052	30%	29,549	1%
Other	22,306	19,452	15%	34,657	(36%)

Total Revenues	709,629	575,347	23%	689,235	3%
Interest Expense	105,729	48,811	117%	102,154	3%
Net Revenues	603,900	526,536	15%	587,081	3%

Non-Interest Expenses:
Compensation, commissions and benefits	408,509	366,619	11%	405,549	1%
Communications and information processing	25,974	24,596	6%	26,424	(2%)
Occupancy and equipment costs	20,150	17,402	16%	18,380	10%
Clearance and floor brokerage	7,536	5,766	31%	8,722	(14%)
Business development	21,762	17,131	27%	19,971	9%
Other	29,178	24,202	21%	30,541	(4%)
Total Non-Interest Expenses	513,109	455,716	13%	509,587	1%

Minority Interest	(2,975)	(515)	(478%)	(1,425)	(109%)

Income before provision for income taxes	93,766	71,335	31%	78,919	19%
Provision for income taxes	34,371	26,226	31%	27,991	23%

Net Income	$ 59,395	$ 45,109	32%	$ 50,928	17%
Net Income per share-basic	$ 0.52	$ 0.41	27%	$ 0.45	15%
Net Income per share-diluted	$ 0.50	$ 0.40	25%	$ 0.44	14%
Weighted average common shares
outstanding-basic	114,339	111,501		113,812
Weighted average common and common
equivalent shares outstanding-diluted	117,893	113,636		117,072

For more information, please contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.